Exhibit 23.3

Consent of Independent Auditors

The Board of Directors
Social Point, S.L.

We consent to the use of our report dated April 14, 2017, with respect to the balance sheet of Social Point, S.L. as of December 31, 2015, and the related income statement, statement of changes in equity and statement of cash flows for the year then ended, and the related notes to the financial statements, which report appears in the amendment on the Form 8-K/A of Take-Two Interactive Software, Inc. dated April 18, 2017, incorporated by reference herein. As more fully disclosed in Note 2.5 to the December 31, 2015 financial statements, the audit report is qualified due to the omission of comparative financial information. Furthermore, the audit report contains an explanatory paragraph relating to qualitative differences between Spanish Generally Accepted Accounting Principles and U.S. Generally Accepted Accounting Principles as presented in Note 18 to the financial statements.

/s/ KPMG Auditores, S.L.
Barcelona, Spain
April 13, 2018